EXHIBIT 5.1

Stradling Yocca Carlson & Rauth,
a Professional Corporation
Attorneys at Law
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660

November 2, 2010

Powerwave Technologies, Inc.
1801 E. St. Andrew Place
Santa Ana, California 92705

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-8 (the “Registration Statement”) being filed by Powerwave Technologies, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an additional 5,000,000 shares of the Company’s common stock, $0.0001 par value (the “Shares”), reserved for issuance pursuant to the Company’s Extended and Restated 1996 Employee Stock Purchase Plan (the “1996 Plan”).

We have examined the proceedings heretofore taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the 1996 Plan.

It is our opinion that, when issued and sold in the manner referred to in the 1996 Plan and pursuant to the agreements which accompany each grant under the 1996 Plan, the Shares issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendments thereto.

                   Very truly yours,

                   /s/ Stradling Yocca Carlson & Rauth

                   STRADLING YOCCA CARLSON & RAUTH